Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

KRATOS ANNOUNCES COMPLETION OF REFINANCING
TRANSACTION

Approximately $300 Million Outstanding on 6.5% Notes
To be Replaced by New 5 Year Bank Credit Facility

SAN DIEGO, CA, February 22, 2022 – Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today announced the refinancing of its outstanding $90 million Revolving Credit Facility and $300 million 6.5% Senior Secured Notes, with a new 5-year $200 million Revolving Credit Facility and 5-year $200 million Term Loan A (collectively, the “New Credit Facility”). The Company has drawn approximately $200 million under the term loan A and $100 million on the new Revolving Credit Facility, with $100 million remaining in borrowing capacity. Mandatory amortization on the Term Loan A is 2.5% in each of the first and second years and 5.0% in each of the third, fourth and fifth years, with the remaining outstanding balance due at maturity. Based on the current borrowing rates under the New Credit Facility and the current amount drawn, the Company expects to save approximately $10 to $13 million in cash interest payments annually. The redemption of the Company’s outstanding $300 million 6.5% Senior Secured Notes due November 2025 is expected to close on March 14, 2022 (the “Redemption Date”), for an amount of cash equal to 103.25% of the principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the Redemption Date (the “Redemption Offer”).

As a result of the refinancing of the Company’s existing 6.5% Senior Notes and the existing Revolving Credit Facility, the Company expects to record one-time charges of approximately $13 to $15 million in its fiscal first quarter, comprised of the 3.25% call premium and the write-off of the deferred financing costs associated with the original financing transactions.

Deanna Lund, Kratos’ Executive Vice President and Chief Financial Officer, said, “The cost of this refinancing including the call premium is expected to be recouped in approximately 12

Exhibit 99.1
months, with expected savings of approximately $10 to $13 million in cash interest payments annually, based on current interest rates and the amount currently drawn. This refinancing further positions Kratos to remain focused internally – on executing our strategic plan and continuing to make targeted investments to organically grow the business.”

Eric DeMarco, President and CEO of Kratos, said, “Kratos’ mission is to rapidly develop and deliver the right products and systems at an affordable cost to our customers, which we believe is a winning business model for all of our stakeholders. This successful refinancing by Deanna and her team is an incredibly positive event for the entire Kratos enterprise.”

Truist Securities, Inc. was the lead arranger for Kratos’ New Credit Facility.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops and fields transformative, affordable technology, platforms, and systems for United States National Security related customers, allies, and commercial enterprises.  Kratos is changing the way breakthrough technologies for these industries are rapidly brought to market through proven commercial and venture capital backed approaches, including proactive research, and streamlined development processes.  At Kratos, affordability is a technology, and we specialize in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, hypersonic systems, training and combat systems and next generation turbo jet and turbo fan engine development. For more information go to www.kratosdefense.com.

Notice Regarding Forward-Looking Statements

All statements in this press release are made as of February 22, 2022. Except as required by applicable law, Kratos undertakes no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release may contain “forward-looking statements” within the meaning of federal securities laws, including statements related to the expected timing, final terms and completion of the Redemption Offer, the expected reduction in annual interest expense to be realized by the Company as a result of the Redemption Offer and the recently completed refinancing transaction and similar statements concerning anticipated future events and expectations that are not historical facts. Kratos cautions you that these statements are not guarantees of future performance and are subject to

Exhibit 99.1
numerous evolving risks and uncertainties that Kratos may not currently be able to accurately predict or assess, including the risk that Kratos is unable to redeem all of the Senior Secured Notes in the Redemption Offer, within the anticipated timeline or at all, risks associated with fluctuations in the financial markets and other risks and uncertainties that are described in further detail in Kratos’ reports filed with the Securities and Exchange Commission, including Kratos’ Annual Report on Form 10-K for the fiscal year ended December 26, 2021. There can be no assurance that the Redemption Offer transaction will be completed, or that the expected annual savings of interest expense will be realized as described herein or at all. Any of these factors could cause actual results to differ materially from expectations Kratos expresses or implies in this press release.